EXHIBIT 2.1

DESCRIPTION OF SECURITIES

Authorized and Outstanding Share Capital

The following is a summary of material terms and provisions of the common shares (“Common Shares”) and other outstanding securities issued by Intellipharmaceutics International Inc. (the “Company”) as well as certain provisions of the articles of arrangement dated October 22, 2009, as amended (the “Articles”), and by-laws (“By-Laws”) of the Company.

The Company’s authorized share capital consists of an unlimited number of Company’s common shares (“Common Shares”), all without nominal or par value and an unlimited number of Preference Shares (as defined below) issuable in series. At November 30, 2021, there were 33,092,665 Common Shares and no Preference Shares issued and outstanding. As of March 30, 2022, there were 33,092,665 Common Shares and no Preference Shares issued and outstanding.

Following receipt of shareholder approval for a reverse stock split (known as a share consolidation under Canadian law) at the Company’s August 15, 2018 shareholders meeting, on September 12, 2018, the Company filed articles of amendment to effectuate a 1-for-10 reverse split (the “reverse split”), and the Company’s Common Shares began trading on each of Nasdaq and Toronto Stock Exchange (“TSX”) on a post-reverse split basis on September 14, 2018. In March 2019, a Nasdaq Hearings Panel determined to delist the Company’s Common Shares from Nasdaq based upon its non-compliance with the $1.00 minimum bid price requirement, as set forth in Nasdaq Listing Rule 5550(a)(2). The suspension of trading on Nasdaq took effect at the open of business on March 21, 2019. The Company’s Common Shares began trading on the OTCQB Venture Market (“OTCQB”), which is operated by the OTC Markets Group Inc., commencing on March 21, 2019. The Company’s Common Shares are also listed on the TSX.

Unless the context otherwise requires, references herein to share amounts, share prices, exercise prices and conversion rates have been adjusted to reflect the effect of the reverse split.

Common Shares

Each of the Company’s Common Shares entitles the holder thereof to one vote at any meeting of shareholders of the Company, except meetings at which only holders of a specified class of shares are entitled to vote. Subject to the prior rights of the holders of any Preference Shares (as defined below), the holders of Common Shares of the Company are entitled to receive, as and when declared by the Company’s board of directors (the “Board”), dividends in such amounts as shall be determined by the Board Subject to the prior rights of the holders of any Preference Shares, the holders of Common Shares of the Company have the right to receive the remaining property of the Company in the event of liquidation, dissolution, or winding-up of the Company, whether voluntary or involuntary.

Preference Shares

Preference shares (“Preference Shares”) may at any time and from time to time be issued in one or more series. The Board will, by resolution, from time to time, before the issue thereof, fix the rights, privileges, restrictions and conditions attaching to the Preference Shares of each series. Except as required by law, the holders of any series of Preference Shares will not as such be entitled to receive notice of, attend or vote at any meeting of the shareholders of the Company. Holders of Preference Shares will be entitled to preference with respect to payment of dividends and the distribution of assets in the event of liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or any other distribution of the assets of the Company among its shareholders for the purpose of winding up its affairs, on such shares over the Common Shares and over any other shares ranking junior to the Preference Shares.

Warrants

At November 30, 2021, an aggregate of 21,160,314 common shares were issuable upon the exercise of outstanding common share purchase warrants, with a weighted average exercise price of $0.76 per common share. As at March 31, 2022, an aggregate of 21,160,314 common shares were issuable upon the exercise of outstanding common share purchase warrants, with a weighted average exercise price of $0.76 per common share.

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October 2018 Firm Warrants and Pre-Funded Warrants

In October 2018, the Company completed an underwritten public offering in the United States, resulting in the sale to the public of 827,970 units (“October 2018 Units”) at $0.75 per October 2018 Unit, which were comprised of one Common Share and one warrant (the “October 2018 Unit Warrants”) exercisable at $0.75 per share. The Company concurrently sold an additional 1,947,261 Common Shares and warrants to purchase 2,608,695 Common Shares exercisable at $0.75 per share (the “October 2018 Option Warrants”) pursuant to the over-allotment option exercised in part by the underwriter. The price for the Common Shares issued in connection with exercise of the overallotment option was $0.74 per share and the price for the warrants issued in connection with the exercise of the overallotment option was $0.01 per warrant, less in each case the underwriting discount. In addition, the Company issued 16,563,335 pre-funded units (“October 2018 Pre-Funded Units”), each October 2018 Pre-Funded Unit consisting of one pre-funded warrant (an “October 2018 Pre-Funded Warrant”) to purchase one Common Share and one warrant (an “October 2018 Warrant”, and together with the October 2018 Unit Warrants and the October 2018 Option Warrants, the “October 2018 Firm Warrants”) to purchase one Common Share. The October 2018 Pre-Funded Units were offered to the public at $0.74 each and an October 2018 Pre-Funded Warrant is exercisable at $0.01 per share. Each October 2018 Firm Warrant was exercisable immediately and has a term of five (5) years and each October 2018 Pre-Funded Warrant was exercisable immediately and until all October 2018 Pre-Funded Warrants are exercised. The Company also issued warrants to the placement agents to purchase 1,160,314 Common Shares at an exercise price of $0.9375 per share (the “October 2018 Placement Agent Warrants”), which were exercisable immediately upon issuance. In aggregate, in October 2018, the Company issued 2,775,231 Common Shares, 16,563,335 October 2018 Pre-Funded Warrants and 20,000,000 October 2018 Firm Warrants in addition to 1,160,314 October 2018 Placement Agent Warrants.

October 2018 Firm Warrants

The following is a summary of material terms and provisions of the October 2018 Firm Warrants.

Exercisability. Each October 2018 Firm Warrant included in the October 2018 Units and October 2018 Pre-Funded Units has an exercise price equal to $0.75 per Common Share. The October 2018 Firm Warrants may be exercised until five (5) years from the date of issuance. The exercise price and number of Common Shares issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting the Company’s Common Shares and the exercise price. The October 2018 Firm Warrants were issued separately from the Common Shares or October 2018 Pre-Funded Warrants sold as part of the Units or Pre-Funded Units, as the case may be, and may be transferred separately. The October 2018 Firm Warrants were issued in certificated form only. The October 2018 Firm Warrants are exercisable, at the option of each holder, in whole or in part, by delivering to the Company a duly executed exercise notice accompanied by payment in full for the number of Common Shares purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of the October 2018 Firm Warrant to the extent that the holder would own more than 4.99% of the outstanding Common Shares immediately after exercise, except that upon at least sixty-one (61) days’ prior notice from the holder to the Company, the holder may increase the amount of ownership of outstanding Common Shares after exercising the holder’s October 2018 Firm Warrants up to 9.99% of the number of Common Shares outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the October 2018 Firm Warrants. If at the time a holder exercises its October 2018 Firm Warrants, a registration statement registering the issuance of the Common Shares underlying the October 2018 Firm Warrants under the U.S. Securities Act of 1933, as amended (the “U.S. Securities Act”), is not then effective, or the prospectus contained therein is not available for an issuance of the Common Shares underlying the October 2018 Firm Warrants to the holder, then in lieu of making the cash payment otherwise contemplated to be made to the Company upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of Common Shares determined according to a formula set forth in the October 2018 Firm Warrant. No fractional Common Shares will be issued upon the exercise of the October 2018 Firm Warrants. Rather, the number of Common Shares to be issued will be rounded up to the nearest whole number.

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Transferability. Subject to applicable laws, the October 2018 Firm Warrants may be transferred at the option of the holder upon surrender of the October 2018 Firm Warrants to the Company together with the appropriate instruments of transfer.

No Listing. There is no established trading market for the October 2018 Firm Warrants on any securities exchange or nationally recognized trading system.

Fundamental Transactions. In the event of any fundamental transaction, as described in the October 2018 Firm Warrants and generally including any merger with or into another entity, sale of all or substantially all of the Company’s assets, tender offer or exchange offer, or reclassification of the Company’s Common Shares, then upon any subsequent exercise of an October 2018 Firm Warrants, the holder will have the right to receive as alternative consideration, for each Common Share that the holder would have received upon such holder’s exercise of the October 2018 Firm Warrants immediately prior to the occurrence of such fundamental transaction, the number of Common Shares of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration receivable upon or as a result of such transaction by a holder of the number of Common Shares for which the holder would have received upon such holder’s exercise of the October 2018 Firm Warrants on the date of the consummation of such fundamental transaction.

Rights as a Shareholder. Except as otherwise provided in the October 2018 Firm Warrants or by virtue of the holder’s ownership of Common Shares, such holder of October 2018 Firm Warrants does not have the rights or privileges of a holder of Common Shares, including any voting rights, until such holder exercises such holder’s October 2018 Firm Warrants.

Waivers and Amendments. No term of a October 2018 Firm Warrant may be amended or waived without the written consent of the holder of such October 2018 Firm Warrant.

October 2018 Pre-Funded Warrants

The following is a summary of material terms and provisions of the October 2018 Pre-Funded Warrants.

Exercisability. Each October 2018 Pre-Funded Warrant has an exercise price per share equal to $0.01. The October 2018 Pre-Funded Warrants are immediately exercisable and may be exercised at any time until the Pre-Funded Warrants are exercised in full. The exercise price and number of Common Shares issuable upon exercise are subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting the Company’s Common Shares and the exercise price. The October 2018 Pre-Funded Warrants were issued separately from the accompanying October 2018 Firm Warrants included in the Pre-Funded Units and may be transferred separately. The October 2018 Pre-Funded Warrants are exercisable, at the option of each holder, in whole or in part, by delivering to the Company a duly executed exercise notice accompanied by payment in full for the number of Common Shares purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of the October 2018 Pre-Funded Warrant to the extent that the holder would own more than 4.99% of the outstanding Common Shares immediately after exercise, except that upon at least sixty-one (61) days’ prior notice from the holder to the Company, the holder may increase the amount of ownership of outstanding Common Shares after exercising the holder’s October 2018 Pre-Funded Warrants up to 9.99% of the number of Common Shares outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the October 2018 Pre-Funded Warrants. Purchasers of October 2018 Pre-Funded Units were also able to elect prior to the issuance of the October 2018 Pre-Funded Warrants to have the initial exercise limitation set at 9.99% of the Company’s outstanding Common Shares. If, at the time a holder exercises its October 2018 Pre-Funded Warrants, a registration statement registering the issuance of the Common Shares issuable upon exercise of the October 2018 Pre-Funded Warrants under the U.S. Securities Act is not then effective, or the prospectus contained therein is not available for an issuance of the Common Shares underlying the October 2018 Pre-Funded Warrants to the holder, then in lieu of making the cash payment otherwise contemplated to be made to the Company upon such exercise in payment of the aggregate exercise price, the holder may elect instead to exercise its October 2018 Pre-Funded Warrants on a cashless basis and receive upon such exercise (either in whole or in part) the net number of Common Shares determined according to a formula set forth in the October 2018 Pre-Funded Warrants. No fractional Common Shares will be issued upon the exercise of the October 2018 Pre-Funded Warrants. Rather, the number of Common Shares to be issued will be rounded up to the nearest whole number.

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Transferability. Subject to applicable laws, an October 2018 Pre-Funded Warrant may be transferred at the option of the holder upon surrender of the October 2018 Pre-Funded Warrant to the Company together with the appropriate instruments of transfer.

No Listing. There is no established trading market for the October 2018 Pre-Funded Warrants on any securities exchange or nationally recognized trading system.

Fundamental Transactions. In the event of any fundamental transaction, as described in the October 2018 Pre-Funded Warrants and generally including any merger with or into another entity, sale of all or substantially all of the Company’s assets, tender offer or exchange offer, or reclassification of Common Shares, then upon any subsequent exercise of an October 2018 Pre-Funded Warrant, the holder will have the right to receive as alternative consideration, for each Common Share that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, the number of common shares of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration receivable upon or as a result of such transaction by a holder of the number of Common Shares for which the October 2018 Pre-Funded Warrant is exercisable immediately prior to such event.

Rights as a Shareholder. Except as otherwise provided in the October 2018 Pre-Funded Warrants or by virtue of the holder’s ownership of Common Shares, such holder of October 2018 Pre-Funded Warrants does not have the rights or privileges of a holder of Common Shares, including any voting rights, until such holder exercises such holder’s October 2018 Pre-Funded Warrants.

March 2018 Warrants

In March 2018, the Company closed two registered direct offerings. The first offering consisted of 583,333 Common Shares at a price of $6.00 per share. The Company also issued to the investors unregistered warrants to purchase an aggregate of 291,666 Common Shares at an exercise price of $6.00 per share (the “Initial March 2018 Warrants”). The Company also issued to the placement agents warrants to purchase 29,166 Common Shares at an exercise price of $7.50 per share. In the second registered direct offering, the Company issued 300,000 Common Shares at a price of $6.00 per share. The Company also issued to the investors unregistered warrants to purchase an aggregate of 150,000 Common Shares at an exercise price of $6.00 per share (the “Additional March 2018 Warrants” and collectively with the Initial March 2018 Warrants, the “March 2018 Warrants”)). The Company also issued to the placement agents warrants to purchase 15,000 Common Shares at an exercise price of $7.50 per share. The following is a summary of material terms and provisions of the March 2018 Warrants.

Exercisability. The exercise price of the March 2018 Warrants is [$6.00] per full Common Share. The exercise price is subject to appropriate adjustment in the event of certain share dividends and distributions, share splits, share combinations, reclassifications or similar events affecting the Company’s Common Shares. The March 2018 Warrants were issued as individual warrants to each of the investors in the March 2008 offerings. The March 2018 Warrants became exercisable six (6) months following the closing date and will expire thirty (30) months after the date they became exercisable. The March 2018 Warrants are exercisable, at the option of each holder, in whole or in part by delivering to the Company a duly executed exercise notice and by payment in full in immediately available funds for the number of Common Shares purchased upon such exercise. A holder will not have the right to exercise any portion of the March 2018 Warrants if the holder (together with its affiliates) would beneficially own in excess of 4.99% of the number of the Company’s Common Shares outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the March 2018 Warrants. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99%, provided that any increase in such percentage shall not be effective until sixty-one (61) days after such notice to the Company. If a registration statement registering the issuance of the Common Shares underlying the March 2018 Warrants under the U.S. Securities Act is not then effective or available, the holder may exercise the March 2018 Warrants through a cashless exercise, in whole or in part, in which case the holder would receive upon such exercise the net number of Common Shares determined according to the formula set forth in the March 2018 Warrants. No fractional Common Shares will be issued in connection with the exercise of any March 2018 Warrants. In lieu of fractional shares, the Company will either pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price or round up to the next whole share.

Transferability. Subject to applicable laws and as set forth therein, the March 2018 Warrants may be offered for sale, sold, transferred or assigned without the Company’s consent.

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No Listing. There is no established trading market for the March 2018 Warrants. on any securities exchange or any other nationally recognized trading system.

Fundamental Transactions. In the event of a fundamental transaction, as described in the March 2018 Warrants and generally including any reorganization, recapitalization or reclassification of the Company’s Common Shares, the sale, transfer or other disposition of all or substantially all of the Company’s properties or assets, the Company’s consolidation or merger with or into another person, the holders of the March 2018 Warrants will, except as otherwise described therein, be entitled to receive upon exercise of the March 2018 Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the March 2018 Warrants immediately prior to such fundamental transaction.

Rights as a Shareholder. Except as otherwise provided in the March 2018 Warrants or by virtue of such holder’s ownership of Common Shares, the holder of March 2018 Warrants does not have the rights or privileges of a holder of the Company’s Common Shares, including any voting rights, until the holder exercises the March 2018 Warrants.

October 2017 Warrants

In October 2017, the Company completed a registered direct offering consisting of 363,636 Common Shares at a price of $11.00 per share. The Company also issued to the investors in the offering unregistered warrants (the “October 2017 Warrants”) to purchase an aggregate of 181,818 Common Shares. The October 2017 Warrants were offered in a private placement and, along with the Common Shares underlying the warrants, have not been registered under the U.S. Securities Act. The Company also issued to the placement agents warrants to purchase 18,181 Common Shares at an exercise price of $13.75 per share.

The following is a summary of material terms and provisions of the October 2017 Warrants.

Exercisability. The exercise price per Common Share purchasable upon exercise of the October 2017 Warrants issued to the investors is $12.50 per full Common Share. The exercise price is subject to appropriate adjustment in the event of certain share dividends and distributions, share splits, share combinations, reclassifications or similar events affecting the Company’s Common Shares. The October 2017 Warrants were issued as individual warrants to each of the investors. The October 2017 Warrants became exercisable six (6) months following the closing date and will expire thirty (30) months after the date they became exercisable. The October 2017 Warrants are exercisable, at the option of each holder, in whole or in part by delivering to the Company a duly executed exercise notice and by payment in full in immediately available funds for the number of Common Shares purchased upon such exercise. A holder will not have the right to exercise any portion of the October 2017 Warrants if the holder (together with its affiliates) would beneficially own in excess of 4.99% of the number of the Company’s Common Shares outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the October 2017 Warrants. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99%, provided that any increase in such percentage shall not be effective until sixty-one (61) days after such notice to the Company. If a registration statement registering the issuance of the Common Shares underlying the October 2017 Warrants under the U.S. Securities Act is not then effective or available, the holder may exercise the October 2017 Warrants through a cashless exercise, in whole or in part, in which case the holder would receive upon such exercise the net number of Common Shares determined according to the formula set forth in the October 2017 Warrants. No fractional Common Shares will be issued in connection with the exercise of any October 2017 Warrants. In lieu of fractional shares, the Company will either pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price or round up to the next whole share.

Transferability. Subject to applicable laws and as set forth therein, the October 2017 Warrants may be offered for sale, sold, transferred or assigned without the Company’s consent.

No Listing. There is no established trading market for the October 2017 Warrants on any securities exchange or any other nationally recognized trading system.

Fundamental Transactions. In the event of a fundamental transaction, as described in the October 2017 Warrants and generally including any reorganization, recapitalization or reclassification of the Company’s Common Shares, the sale, transfer or other disposition of all or substantially all of the Company’s properties or assets, the Company’s consolidation or merger with or into another person, the holders of the October 2017 Warrants will, except as otherwise described therein, be entitled to receive upon exercise of the October 2017 Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the October 2017 Warrants immediately prior to such fundamental transaction.

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Rights as a Shareholder. Except as otherwise provided in the October 2017 Warrants or by virtue of such holder’s ownership of Common Shares, the holder of October 2017 Warrants does not have the rights or privileges of a holder of the Company’s Common Shares, including any voting rights, until the holder exercises the October 2017 Warrants.

June 2016 Warrants

In June 2016, the Company completed an underwritten public offering of 322,981 units of Common Shares and warrants (“June 2016 Warrants”), at a price of $16.10 per unit. The June 2016 Warrants are currently exercisable, have a term of five (5) years and an exercise price of $19.30 per Common Share. The Company issued to the investors at the initial closing of the offering an aggregate of 322,981 Common Shares and June 2016 Warrants to purchase an additional 161,490 Common Shares. The underwriter also purchased at such closing additional June 2016 Warrants to acquire 24,223 Common Shares pursuant to the over-allotment option exercised in part by the underwriter. The Company subsequently sold an aggregate of 45,946 additional Common Shares and June 2016 Warrants at the public offering price of $16.10 per share in connection with subsequent partial exercises of the underwriter’s over-allotment option.

The following is a summary of material terms and provisions of the June 2016 Warrants.

Exercisability. The exercise price per Common Share purchasable upon exercise of the June 2016 Warrants is $19.30 per full Common Share. The exercise price is subject to appropriate adjustment in the event of certain share dividends and distributions, share splits, share combinations, reclassifications or similar events affecting the Company’s Common Shares. The June 2016 Warrants were issued as individual warrants to each of the investors. The June 2016 Warrants are exercisable at any time after the date of issuance, and at any time up to the date that is five (5) years from the date of issuance, at which time any unexercised June 2016 Warrants will expire and cease to be exercisable. The June 2016 Warrants will be exercisable, at the option of each holder, in whole or in part by delivering to the Company a duly executed exercise notice and by payment in full in immediately available funds for the number of Common Shares purchased upon such exercise. A holder will not have the right to exercise any portion of the June 2016 Warrants if the holder (together with its affiliates) would beneficially own in excess of 4.99% of the number of the Company’s Common Shares outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the June 2016 Warrants. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99%, provided that any increase in such percentage shall not be effective until sixty-one (61) days after such notice to the Company. If a registration statement registering the issuance of the Common Shares underlying the June 2016 Warrants under the U.S. Securities Act is not then effective or available, the holder may exercise the June 2016 Warrants through a cashless exercise, in whole or in part, in which case the holder would receive upon such exercise the net number of Common Shares determined according to the formula set forth in the June 2016 Warrants. No fractional common shares will be issued in connection with the exercise of any June 2016 Warrants. In lieu of fractional shares, the Company will either pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price or round up to the next whole share.

Transferability. Subject to applicable laws, the June 2016 Warrants may be offered for sale, sold, transferred or assigned without the Company’s consent.

No Listing. There is no established trading market for the June 2016 Warrants on any securities exchange or any other nationally recognized trading system.

Fundamental Transactions. In the event of a fundamental transaction, as described in the June 2016 Warrants and generally including any reorganization, recapitalization or reclassification of the Company’s Common Shares, the sale, transfer or other disposition of all or substantially all of the Company’s properties or assets, the Company’s consolidation or merger with or into another person, the holders of the June 2016 Warrants will be entitled to receive upon exercise of the June 2016 Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the June 2016 Warrants immediately prior to such fundamental transaction.

Rights as a Shareholder. Except as otherwise provided in the June 2016 Warrants or by virtue of such holder’s ownership of Common Shares, the holder of a June 2016 Warrant does not have the rights or privileges of a holder of the Company’s Common Shares, including any voting rights, until the holder exercises the June 2016 Warrants.

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Options

An option plan (the “Option Plan”) was adopted effective October 22, 2009 as part of an arrangement transaction approved by the shareholders of the Company’s predecessor, at the meeting of shareholders on October 19, 2009. Subject to the requirements of the Option Plan, the Board, with the assistance of the Compensation Committee, has the authority to select those directors, officers, employees and consultants to whom options will be granted, the number of options to be granted to each person and the price at which common shares of the Company may be purchased. Grants are determined based on individual and aggregate performance as determined by the Board. At November 30, 2021, an aggregate of 1,489,500 common shares were issuable upon the exercise of outstanding options, with a weighted average exercise price of $2.402 per common share and up to 1,819,767 additional common shares were reserved for issuance under our Option Plan for the benefit of certain officers, directors, employees and consultants of the Company.

As of March 31, 2022, there were 1,489,500 common shares issuable upon the exercise of outstanding options. The weighted average exercise price of these options is $2.40 per common share. As at March 31, 2022, up to 1,819,767 additional common shares were reserved for issuance under our Option Plan.

Convertible Debentures

In January 2013, the Company completed a private placement financing of an unsecured convertible debenture in the original principal amount of $1.5 million (the “2013 Debenture”). The 2013 Debenture bears interest at a rate of 12% per annum, payable monthly, is pre-payable at any time at the option of the Company, and is convertible at any time into Common Shares at a conversion price of $30.00 per Common Share at the option of the holder. Drs. Isa and Amina Odidi, who are directors, executive officers and shareholders of the Company, provided the Company with the original $1.5 million of the proceeds for the 2013 Debenture.

In December 2016, a principal repayment of $150,000 was made on the 2013 Debenture and the maturity date was extended until April 1, 2017. Effective March 28, 2017, the maturity date of the 2013 Debenture was extended to October 1, 2017. Effective September 28, 2017, the maturity date of the 2013 Debenture was further extended to October 1, 2018. Effective October 1, 2018, the maturity date for the 2013 Debenture was further extended to April 1, 2019. In December 2018, a principal repayment of $300,000 was made on the 2013 Debenture.

On April 4, 2019, tentative approval from TSX was received for a proposed refinancing of the 2013 Debenture, subject to certain conditions being met. As a result of the refinancing, the principal amount owing under the 2013 Debenture was refinanced by a new debenture on May 1, 2019 (the “May 2019 Debenture”). The May 2019 Debenture was issued in the principal amount of $1,050,000. The May 2019 Debenture will mature on March 31, 2020, bears interest at a rate of 12% per annum and is convertible into 1,779,661 Common Shares of the Company at a conversion price of $0.59 per Common Share. The original maturity of the May 2019 Debenture was November 1, 2019. The maturity date for the May 2019 Debenture has been extended from time to time and the maturity date for the May 2019 Debenture is now May 31, 2022.

On September 10, 2018, the Company completed a private placement financing of an unsecured convertible debenture in the principal amount of $0.5 million (the “2018 Debenture”). The 2018 Debenture bears interest at a rate of 10% per annum, payable monthly, may be prepaid at any time at the Company’s option, and is convertible into Common Shares at any time prior to the maturity date at a conversion price of $3.00 per Common Share at the option of the holder. The maturity date for the 2018 Debenture has been extended from time to time and the maturity date for the 2018 Debenture is now May 31, 2022.

On August 26, 2019, the Company completed a private placement financing of an unsecured debenture in the principal amount of $140,800 (the “August 2019 Debenture”). The August 2019 Debenture was scheduled to mature on August 26, 2020, bore interest at a rate of 8% per annum, was pre-payable at any time at the option of the Company up to 180 days from date of issuance with pre-payment penalties ranging from 5% - 30% and was convertible at the option of the holder into Common Shares after 180 days at a conversion price equal to 75% of the market price (as defined). In November 2019, the August 2019 Debenture was fully paid.

On November 15, 2019, the Company issued an unsecured convertible debenture in the principal amount of $250,000 (the “November 2019 Debenture”) that is now scheduled to mature on March 31, 2020, bears interest at a rate of 12% per annum and is convertible into Common Shares of the Company at a conversion price of $0.12 per share. The maturity date for the November 2019 Debenture has been extended from time to time and the maturity date for the November 2019 Debenture is now May 31, 2022.

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Dr. Isa Odidi and Dr. Amina Odidi, who are shareholders, directors, and executive officers of the Company, held the 2013 Debenture and are the holders of the 2018 Debenture, the May 2019 Debenture and the November 2019 Debenture.

Deferred Share Units

Effective May 28, 2010, the Company’s shareholders approved a Deferred Share Unit (“DSU”) Plan (the “DSU Plan”) and the reservation of 11,000 Common Shares for issuance thereunder for DSU grants to the Company’s non-management directors. The DSU Plan permits certain non-management directors to defer receipt of all or a portion of their Board fees until termination of the Board service and to receive such fees in the form of Common Shares at that time. A DSU is a unit equivalent in value to one of the Company’s Common Shares based on the trading price of the Company’s Common Shares on the TSX. The DSU Plan is administered by the Board or a committee thereof. At November 30, 2021, there were no DSUs issued and outstanding. From November 30, 2021 to March 30, 2022, no additional DSUs have been issued.

Restricted Share Units

The Company established the restricted share unit (“RSU”) Plan (the “RSU Plan”) and the reservation of 33,000 Common Shares of issuance thereunder to form part of its incentive compensation arrangements available for officers and employees of the Company and its designated affiliates as of May 28, 2010, when the RSU Plan received shareholder approval. Employees and officers, including both full-time and part-time employees, of the Company and any designated affiliate of the Company, but not any directors of the Company who are not also serving as employees or officers, are eligible to participate in the RSU Plan. Prior to April 5, 2018, the terms of the RSU Plan specifically named Dr. Isa Odidi and Dr. Amina Odidi as not eligible to participate; however, the Board, on the recommendation of the Compensation Committee, amended the terms of the RSU Plan to remove this restriction with the result being that Dr. Isa Odidi and Dr. Amina Odidi will be eligible to be awarded RSUs so long as they are officers of the Company or any designated affiliate of the Company. The RSU Plan is administered by the Board or a committee thereof, which will determine, from time to time, who may participate in the RSU Plan, the number of RSUs to be awarded and the terms of each RSU, all such determinations to be made in accordance with the terms and conditions of the RSU Plan, based on individual and/or corporate performance factors as determined by the Board. At November 30, 2020, there were no RSUs issued and outstanding. From November 30, 2021 to the date the Annual Report including this exhibit is filed with the Securities and Exchange Commission, no RSUs have been issued. At March 30, 2022, 33,000 RSUs are reserved for issuance under the Company’s restricted share unit plan.

Articles and By-Laws

The Company was formed pursuant to the Articles under the Canada Business Corporations Act (“CBCA”). The Company is the successor issuer to Vasogen Inc. for reporting purposes under the U.S. Securities Exchange Act of 1934, as amended. As noted above, the authorized share capital of the Company consists of an unlimited number of Common Shares, all without nominal or par value and an unlimited number of Preference Shares issuable in series.

Provisions as to the modification, amendment or variation of rights and provisions of each class of shares are contained in the CBCA and the regulations promulgated thereunder. Certain fundamental changes to the Articles will require the approval of at least two-thirds of the votes cast on a resolution submitted to a special meeting of the Company’s shareholders called for the purpose of considering the resolution. These items include: (i) certain amendments to the provisions relating to the outstanding capital of the Company; (ii) a sale of all or substantially all of the assets of the Company; (iii) an amalgamation of the Company with another company, other than a subsidiary; (iv) a winding-up of the Company; (v) a continuance of the Company into another jurisdiction; (vi) a statutory court approved arrangement under the CBCA (essentially a corporate reorganization such as an amalgamation, sale of assets, winding-up, etc.); or (vii) a change of name.

Under the CBCA, a corporation cannot repurchase its shares or pay or declare dividends if there are reasonable grounds for believing that: (a) the corporation is, or after payment would be, unable to pay its liabilities as they become due; or (b) after the payment, the realizable value of the corporation’s assets would be less than the aggregate of (i) its liabilities and (ii) its stated capital of all classes of its securities. Generally, stated capital is the amount paid on the issuance of a share unless the stated capital has been adjusted in accordance with the CBCA.

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General

The Articles do not contain any restrictions on the business the Company may carry on.

Directors

The Company’s By-Law No. 1 (a By-Law relating generally to the transaction of the business and affairs of the Company) provides for the indemnification of the directors and officers of the Company, former directors and officers of the Company against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Company, subject to certain limitations in By-Law No. 1 and the limitations in the CBCA.

The Company may also indemnify other individuals who act or acted at the Company’s request as a director or officer, or an individual acting in a similar capacity of another entity.

Annual and Special Meetings

Meetings of shareholders are held at such place, at such time, on such day and in such manner as the Board may, subject to the CBCA and any other applicable laws, determine from time to time. The only persons entitled to attend a meeting of shareholders are those persons entitled to notice thereof, those entitled to vote thereat, the directors, the auditors of the Company and any others who may be entitled or required under the CBCA to be present at the meeting.

Under the CBCA, notice of the meeting is required to be given not less than twenty-one (21) days and not more than sixty (60) days prior to the meeting. Shareholders on the record date are entitled to attend and vote at the meeting.

The quorum for the transaction of business at any meeting of shareholders is at least two persons present at the opening of the meeting who are entitled to vote either as shareholders or proxyholders, representing collectively not less than 5% of the outstanding shares of the Company entitled to be voted at the meeting.

Other Matters

There is no By-Law provision governing the ownership threshold above which shareholder ownership must be disclosed. However, there are disclosure requirements pursuant to applicable Canadian law.

There are no provisions in either the Company’s Articles or By-Law No. 1 that would have the effect of delaying, deferring or preventing a change in control of the Company and that would operate only with respect to a merger, acquisition or corporate restructuring involving the Company or its subsidiary.

There are no limitations on the rights to own securities, including the rights of non-resident or foreign shareholders, to hold or exercise voting rights on the securities imposed by foreign law or by the charter or other constituent document of the Company.

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